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FOR IMMEDIATE RELEASE

          REVLON APPROVES SUBSTANTIAL INVESTMENT BY MACANDREWS & FORBES
                 OBTAINS AMENDMENT TO ITS BANK CREDIT AGREEMENT

NEW YORK, February 5, 2003 - Revlon, Inc. (NYSE: REV) today announced that its Board of Directors, following the recommendation from its Special Committee of independent directors, has approved a proposal by MacAndrews & Forbes, wholly-owned by Ronald O. Perelman, to provide Revlon up to $150 million in cash through the combination of an equity rights offering and debt financing to help fund the Company's strategic plan. In addition to the $150 million investment, MacAndrews & Forbes has agreed to continue its commitment to provide Revlon with additional liquidity of up to $40 million through December 31, 2003 and has increased the commitment to up to $65 million through December 31, 2004, in the form of a senior unsecured line of credit at an interest rate 25 basis points lower than the rate under Revlon's Bank Credit Agreement.

Revlon also announced that it has obtained the necessary amendment to its Credit Agreement to complete the transactions. In addition, the Company indicated that it obtained a waiver to its EBITDA and certain other financial covenants for the fourth quarter of 2002, elimination of such covenants for the first three quarters of 2003, and a waiver of the fourth quarter of 2003 financial covenants through January 31, 2004. The Agreement was also amended to provide a minimum liquidity covenant for 2003 and a 50 basis point increase in the interest rate.

The decision follows a review by the Special Committee of the Board, established in December 2002 to consider the MacAndrews & Forbes proposal and negotiate terms. Commenting on the announcement, Revlon President & CEO Jack Stahl stated, "I am pleased with the recommendation of the Special Committee and the support of both MacAndrews & Forbes and our bank group during this very important period for the Company. This investment will be used to help fund our strategic plan."

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The investment by MacAndrews & Forbes includes: (i) providing a $100 million senior unsecured term loan at an interest rate of 12 percent per annum, with no interest payable until final maturity on December 1, 2005; (ii) committing to participate on a pro-rata basis with other Revlon common stockholders in a $50 million equity rights offering and agreeing to back the rights offering by purchasing all of the shares offered but not purchased by other stockholders;
(iii) providing the Company with a $50 million advance, if needed, prior to completing the rights offering, through the purchase of non-convertible, non-voting preferred stock that does not pay a dividend and which would be redeemed upon consummation of the rights offering; and (iv) providing the Company with a senior unsecured line of credit of up to $40 million through December 31, 2003, increasing to $65 million through December 31, 2004.

The $50 million rights offering will allow stockholders to purchase additional shares of Revlon Class A common stock. Pursuant to the rights offering, Revlon will distribute, at no charge, to each stockholder of record of its Class A and Class B common stock, as of the close of business on a record date to be set by the Board of Directors, transferable subscription rights that will enable holders to purchase shares of Class A common stock at a subscription price equal to the greater of $2.30 per share or 80% of the NYSE closing price of one share of Revlon Class A common stock on the record date for the rights offering, which offering is expected to occur in the second quarter of 2003. Pursuant to the over-subscription privilege, each rights holder that exercises its basic subscription privilege in full may also subscribe for additional shares at the same subscription price per share, to the extent that other stockholders do not exercise their subscription rights in full. If an insufficient number of shares is available to fully satisfy the over-subscription privilege requests, the available shares will be sold pro-rata among subscription rights holders who exercised their over-subscription privilege, based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege.

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MacAndrews & Forbes has agreed to purchase its pro rata share of the Class A common stock offered in the rights offering and not to exercise its over-subscription privilege. However, if any shares remain following the exercise of the basic subscription privilege and the over-subscription privilege by other rights holders, MacAndrews & Forbes will back the rights offering by purchasing the remaining shares of Class A common stock offered but not purchased by other stockholders.

The Company filed a registration statement with the SEC for the $50 million rights offering as well as a Form 8-K with all of the relevant documents. The securities mentioned in this press release may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

INVESTOR RELATIONS CONTACT FOR REVLON:              MEDIA CONTACT FOR REVLON:
MARIA A. SCEPPAGUERCIO                              CATHERINE FISHER
(212) 527-5230                                      (212) 527-5727


                           FORWARD-LOOKING STATEMENTS
                           --------------------------

Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including the Company's expectations regarding implementation of its growth plan and the consummation of the proposed rights offering. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays in or the inability of the Company to implement its strategies and growth plan or to consummate the proposed rights offering. Factors other than those listed above could cause the Company's results to differ materially from expected results.

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